Exhibit 99.1

Cendant’s Annual Meeting Of Stockholders To Be Held August 29, 2006

NEW YORK, June 22, 2006—Cendant Corporation (NYSE: CD) announced today that its 2006 annual meeting of stockholders will be held on August 29, 2006. The record date for the determination of stockholders entitled to receive notice of, and vote at, the meeting is July 20, 2006.

This meeting date represents a change of more than 30 days from the anniversary of the Company’s 2005 Annual Meeting of Stockholders. Any shareholder proposal that is sought to be included in the Company’s proxy materials for the 2006 Annual Meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 must be received by the Company before the close of business on July 7, 2006. Written notice of any shareholder proposal should be addressed to: Cendant Corporation, Corporate Secretary, 9 West 57th Street, New York, New York 10019.

About Cendant Corporation

Cendant is primarily a provider of travel and residential real estate services. With approximately 85,000 employees, New York City-based Cendant provides these services to businesses and consumers in over 100 countries. More information about Cendant, its companies, brands and current SEC filings may be obtained by visiting Cendant’s Web site at www.cendant.com.

Media Contacts:

Elliot Bloom
(212) 413-1832

Investor Contacts:

Sam Levenson
(212) 413-1834

Henry A. Diamond
(212) 413-1920